EXHIBIT 32

Rule 13a-14(a) Certification

The undersigned officer certifies that, to the best of my knowledge and belief, this report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of Tarsier Ltd.

A signed original of this written statement required by Section 906 has been provided to Tarsier Ltd. and will be retained by Tarsier Ltd. and furnished to the Securities and Exchange Commission or its staff upon request.

Date: April 19, 2016	/s/ Isaac H. Sutton
Isaac H. Sutton
Chief Executive Officer
(Principal Executive Officer and Principal Financial Officer)